STOCK PURCHASE AGREEMENT

AMONG

TIERONE CORPORATION,

UNITED NEBRASKA FINANCIAL CO.

AND

THE SHAREHOLDERS OF UNITED NEBRASKA FINANCIAL CO.

MARCH 30, 2004

-i-

	4.2. Absence of Undisclosed Liabilities	23
	4.3. Compliance With Laws and Orders	23
	4.4. No Adverse Change	23
	4.5. Reports and Examinations	23
	4.6. Certain Relationships to Company	23
5.	REPRESENTATIONS AND WARRANTIES OF BUYER	23
	5.1. Corporate	24
	5.2. Authority	24
	5.3. No Brokers or Finders	24
	5.4. No Violation	24
	5.5. Regulatory and Other Approvals	24
6.	COVENANTS PRIOR TO THE CLOSING	25
	6.1. Pre-Closing Access to Information	25
	6.2. Conduct of Business Pending the Closing	25
	6.3. Further Actions	27
	6.4. Certain Filings	28
	6.5. Title Insurance	28
	6.6. Environmental Audits	28
	6.7. General Releases and Tail Coverage	28
	6.8. Notification	29
	6.9. Disclosure	29
7.	ADDITIONAL COVENANTS	29
	7.1. Post-Closing Access to Information; Cooperation	29
	7.2. Tax Matters	31
	7.3. Noncompetition	32
	7.4. Confidential Information	33
	7.5. Disposition of Non-Bank Assets	34
	7.6. Estimated Closing Balance Sheet	35
	7.7. Maintain UNB Loan Loss Reserve	35
	7.8. Further Assurances	35
	7.9. Compliance by Company	35
8.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS	35
	8.1. Representations and Warranties True on the Closing Date	35
	8.2. Compliance With Agreement	36
	8.3. Absence of Litigation	36
	8.4. Consents and Approvals	36
	8.5. Environmental Audit	36
	8.6. Disposition of Non-Bank Assets	36
	8.7. UNB Net Worth	36
	8.8. Company Liabilities	37
	8.9. Threshold Amount	37
	8.10. Termination of Rate Swap Agreement	37
	8.11. Termination of Stock Restriction Agreement	37

-ii-

	8.12. Reacquisition of Director Qualifying Shares	37
9.	CONDITIONS PRECEDENT TO COMPANY'S AND SHAREHOLDERS' OBLIGATIONS	37
	9.1. Representations and Warranties True on the Closing Date	37
	9.2. Regulatory Approvals	38
	9.3. Compliance With Agreement	38
	9.4. Absence of Litigation	38
10.	INDEMNIFICATION	38
	10.1. By Shareholders	38
	10.2. By Buyer	39
	10.3. Indemnification of Third Party Claims	39
	10.4. Payment	40
	10.5. Limitations on Indemnification	40
	10.6. Effect of Closing; Reimbursement of Expenses Upon Certain Terminations	41
11.	CLOSING	42
	11.1. Closing Date; Location	42
	11.2. Documents to be Delivered by Company and Shareholders	42
	11.3. Documents to be Delivered by Buyer	44
12.	TERMINATION	44
	12.1. Termination Without Breach	44
	12.2. Termination for Breach	45
13.	MISCELLANEOUS	46
	13.1. Shareholders' Agent	46
	13.2. Publicity	47
	13.3. Assignment	47
	13.4. Parties in Interest	47
	13.5. Law Governing Agreement; Consent to Jurisdiction	47
	13.6. Severability	47
	13.7. Amendment and Modification	48
	13.8. Waiver	48
	13.9. Notice	48
	13.10. Expenses	49
	13.11. Equitable Relief	50
	13.12. Entire Agreement	50
	13.13. Counterparts	51
	13.14. Section Headings; Table of Contents	51
	13.15. No Strict Construction	51
	13.16. Expiration of Representations, Warranties and Covenants	51

-iii-

SCHEDULES*

Schedule 3.1(c)	-	Qualification
Schedule 3.1(d)	-	Capitalization of Company
Schedule 3.1(e)	-	Subsidiaries
Schedule 3.4	-	No Violation
Schedule 3.5(a)	-	Company Financial Statements
Schedule 3.5(b)	-	UNB Financial Statements
Schedule 3.6	-	Reports and Examinations
Schedule 3.7(b)	-	Tax Returns Filed
Schedule 3.7(d)	-	Tax Audits
Schedule 3.7(e)	-	Affiliated Group
Schedule 3.8	-	Absence of Certain Changes
Schedule 3.9	-	Absence of Undisclosed Liabilities
Schedule 3.10	-	No Litigation
Schedule 3.11(a)	-	Compliance with Laws and Orders
Schedule 3.11(b)	-	Licenses and Permits
Schedule 3.11(c)	-	Environmental Matters
Schedule 3.12(a)	-	Liens
Schedule 3.12(b)	-	Real Property
Schedule 3.13	-	Insurance
Schedule 3.14	-	Contracts and Commitments
Schedule 3.17(a)	-	Employee Benefit Plans
Schedule 3.17(f)	-	Controlled Group
Schedule 3.18	-	Employees; Compensation
Schedule 3.19	-	Trade Rights
Schedule 3.20(a)	-	Contracts with Affiliates
Schedule 3.20(c)	-	Obligations Involving Affiliates
Schedule 3.23(a)	-	Certain UNB Loans
Schedule 3.23(b)	-	Affiliate Loans
Schedule 3.26	-	Share Purchases
Schedule 5.4	-	Regulatory Approvals
Schedule 6.2	-	Conduct of Business
Schedule 7.5	-	Non-Bank Assets

*	The above Schedules and Exhibit A (form of Opinion of Cline, Williams, Wright, Johnson & Oldfather, L.L.P.) are omitted in accordance with Item 601(b)(2) of Regulation S-K. TierOne Corporation will furnish a copy of any omitted Schedule and/or the omitted Exhibit to the Securities and Exchange Commission supplementally upon request.

-iv-

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and effective as of March 30, 2004 among TierOne Corporation, a Wisconsin corporation (“Buyer”), United Nebraska Financial Co., a Nebraska corporation (“Company”), and the undersigned shareholders of Company (individually, a “Shareholder” and collectively, the “Shareholders”). Buyer, Company and Shareholders are sometimes referred to collectively herein as “Parties” and individually as a “Party.”

        WHEREAS, Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, that operates United Nebraska Bank, a Nebraska state bank (“UNB”); and

        WHEREAS, in addition to operating UNB, Company owns certain other assets (including United Arizona Bank) that will be sold in the manner contemplated herein; and

        WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Company (collectively, the “Shares”); and

        WHEREAS, Buyer desires to purchase the Shares from Shareholders, and Shareholders desire to sell the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, Shareholders wish to designate Greg D. Stine as their agent and attorney-in-fact with the authority to act on their behalf in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

        1.    PURCHASE AND SALE OF SHARES

            1.1.     Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Shareholders, all of the Shares.

            1.2.     Designated Purchasers. Buyer may, upon notice to Shareholders’ Agent (as defined herein), assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates (as defined herein) (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall be and remain jointly and severally liable to Shareholders for all obligations of Buyer and any such Designated Purchaser under this Agreement and the other documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant hereto. As used herein, “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

        2.    PURCHASE PRICE; PAYMENT

            2.1.     Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be (a) Ninety-Seven Million Three Hundred Two Thousand Two Hundred Dollars ($97,302,200), plus (b) the interest, if any, payable by Buyer to Shareholders pursuant to the penultimate sentence of Section 11.1, and plus or minus, as the case may be, (c) the amount (the “Adjustment Amount”), if any, by which the Threshold Amount (as defined herein) exceeds or is less than Five Million Dollars ($5,000,000) as reflected on the Final Closing Balance Sheet (as defined herein).

            2.2.     Payment. At the Closing (as defined herein), Buyer shall deliver to Shareholders’ Agent an amount equal to the sum of the amounts referenced in subparagraphs (a) and (b) of Section 2.1 above. Such payment shall be made by wire transfer of immediately available funds to an account that Shareholders’ Agent, at least forty-eight (48) hours prior to the Closing, has designated. The payment of such portion of the Purchase Price payable to Shareholders’ Agent shall be made for pro rata distribution among Shareholders in accordance with their respective shareholdings of Company; provided, however, that of such amount Shareholders’ Agent shall withhold and not distribute Two Million Dollars ($2,000,000) pending determination of the Adjustment Amount as contemplated by Section 2.3 hereof. Within three (3) business days of the final determination of the Adjustment Amount pursuant to Section 2.3 hereof, Buyer shall deliver to Shareholders’ Agent an amount equal to the Adjustment Amount in the event such amount is owing to the Shareholders (i.e., in the event the Threshold Amount exceeds Five Million Dollars ($5,000,000)). The payment of the Adjustment Amount payable to Shareholders’ Agent shall be made for pro rata distribution among Shareholders in accordance with their respective shareholdings of Company. In the event the Adjustment Amount is owing to the Buyer (i.e., in the event the Threshold Amount is less than Five Million Dollars ($5,000,000)), Shareholders’ Agent shall within three (3) business days of such determination pay to Buyer such Adjustment Amount by wire transfer in immediately available funds to an account that Buyer, at least forty eight (48) hours prior thereto, has designated, and Shareholders’ Agent shall distribute the balance of the Purchase Price to Shareholders in accordance with their respective shareholdings of Company.

            2.3.     Final Closing Balance Sheet. The final balance sheet of Company as of the Closing Date shall be as follows:

(i) Within fifteen (15) days after the Closing Date, Buyer shall deliver to the Shareholder’s Agent a balance sheet of Company (parent company only) as of the Closing Date, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (except as specified on Schedule 3.5.(a)) from the books and records of Company, on a basis consistent with GAAP theretofore followed by Company in the preparation of the Recent Balance Sheet (as defined herein). The balance sheet shall be accompanied by detailed schedules of the assets and liabilities of Company (at the parent company level only) at the Closing Date and by a report (1) setting forth the Adjustment Amount reflected in the balance sheet, stating by whom to be paid, and (2) stating that (a) the examination of the balance sheet has been made in accordance with generally accepted auditing standards and (b) the balance sheet has been prepared in accordance with GAAP, on a basis consistent with the accounting principles theretofore followed by Company.

(ii) Within fifteen (15) days following the delivery of the balance sheet referred to in (i) above, the Shareholders’ Agent may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or the Shareholders’ Agent pursuant to Section 2.1(c) hereof. Any such objection shall be made in writing and shall state the Shareholders’ Agent’s determination of the Adjustment Amount.

(iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and the Shareholders’ Agent are unable to resolve, either Party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the “Third Accounting Firm”) to be mutually selected by the Shareholders’ Agent and Buyer or, if no agreement is reached, by Buyer’s accountants and Shareholders’ accountants. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Closing Date and the calculation of the Adjustment Amount, which shall be final and binding for purposes of this Article 2. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared equally by Buyer and the Shareholders’ Agent (ratably for the accounts of the Shareholders).

(iv) Buyer agrees to permit the Shareholders’ Agent and his respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Buyer, which documents are necessary to review the balance sheet delivered by Buyer in accordance with Section 2.3(c)(i).

(v) The balance sheet of Company as of the Closing Date as determined in accordance with this Article 2 is herein referred to as the Final Closing Balance Sheet. The Adjustment Amount contemplated by Section 2.1.(c) shall likewise be finally determined in accordance with this Article 2.

        3.    REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

        Shareholders, jointly and severally, and Company, jointly and severally with Shareholders, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, and each of which shall not survive the Closing (as defined herein), except as specifically set forth in Section 10.5; provided, however, that the United Nebraska Financial Co. Employee Stock Ownership Plan (the “ESOP”) shall not be deemed to have made such representations and warranties.

            3.1.    Corporate.

(a)Organization. Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and (ii) registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect (as defined herein). Schedule 3.1(c) sets forth a true, correct and complete list of the jurisdictions in which Company is duly licensed or qualified to do business as a foreign corporation. As used in this Agreement, the term “Material Adverse Effect” shall mean any change in, or effect on, or series of related changes in, or related effects on, the business of Company or UNB as commonly conducted by Company and UNB, taken as a whole, that would have a material and adverse effect on the condition, financial or otherwise, assets, Liabilities (as defined herein), business, prospects or operations of Company or UNB.

(d)Capitalization of Company. The authorized capital stock of Company consists entirely of (i) 1,001,000 shares of common stock, of which 1,000,000 shares are designated as Class “A” Common Stock, Ten Cents ($0.10) par value, and 1,000 shares are designated as Class “B” Common Stock, Ten Dollars ($10) par value, and (ii) 50,000 shares of preferred stock, One Hundred Dollars ($100) par value. No shares of such capital stock are issued or outstanding except for 484,011 shares of Class “A” Common Stock of Company, which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(d). All Shares are validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for any capital stock or other securities of Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities that are convertible into or exchangeable for capital stock or other securities of Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights other than the Stock Restriction and Purchase Agreement, dated as of January 29, 1992, between Company and the Shareholders (the “Stock Restriction Agreement”).

(e)Subsidiaries. Schedule 3.1(e) contains a true, correct and complete list of the name, jurisdiction of incorporation or organization, capitalization and ownership of each corporation, limited liability company, partnership or other entity of which in excess of five percent (5%) of the capital stock or other equity or ownership interests are directly or indirectly owned by Company. As reflected on Schedule 3.1(e), the only direct or indirect subsidiaries of Company are UNB and United Arizona Bank.

(f)Capitalization of UNB. The authorized capital stock of UNB is $10,000,000 represented by 100,000 shares of capital stock, $100 par value. No shares of such capital stock of UNB are issued or outstanding except for 100,000 shares of capital stock (“UNB Shares”), which are owned of record and beneficially by Company free and clear of any Liens (as defined herein) other than two director qualifying shares held by Greg and Diane Stine, which director qualifying shares shall be reacquired and owned by Company free and clear of any Liens on or prior to the Closing Date. All UNB Shares are validly issued, fully paid and nonassessable, except as set forth in Nebr. Rev. Stat. § 8-1117 (Reissue 1997). There are no (i) securities convertible into or exchangeable for the capital stock or other equity or ownership interests of UNB; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other equity or ownership interests of UNB or securities that are convertible into or exchangeable for capital stock or other equity or ownership interests of UNB; or (iii) contracts, commitments or agreements relating to the issuance, sale or transfer of any capital stock or other equity or ownership interests of UNB, any such convertible or exchangeable securities or any such options, warrants or other rights other than Director’s Repurchase Agreements relating to director qualifying shares.

(g)Organization of UNB. UNB is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. UNB (i) is duly authorized to conduct a general banking business, subject to the supervision of the Nebraska Department of Banking and Finance and the Federal Deposit Insurance Corporation (“FDIC”); (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) possesses and is in full compliance with all licenses, franchises, permits, and other governmental authorizations that are legally required for UNB to engage in the business and activities now conducted by it.

            3.2.    Shareholders. Subject to the Stock Restriction Agreement, the terms of which have been waived for purposes of the transactions contemplated by this Agreement, each Shareholder has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each Shareholder has, and at the Closing Buyer will receive, good and marketable fee title to the Shares, free and clear of all Liens.

            3.3.    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Company and Shareholders. No other or further act or proceeding on the part of Company or the Shareholders (including Shareholders in their personal, corporate or other capacities) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto will constitute, valid and binding agreements of Company and/or Shareholders, as the case may be, enforceable in accordance with their respective terms.

            3.4.    No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto nor the consummation by Company or Shareholders of the transactions contemplated hereby and thereby (a) will violate any applicable statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body (including any Regulatory Agency (as defined herein)), whether federal, state, municipal, county, local, foreign or other (collectively, “Governmental Entities”), (b) except as set forth on Schedule 3.4 and except for the necessary regulatory approvals to be obtained by Buyer as set forth in Section 5.4, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) subject to obtaining the consents described in Schedule 3.4 and Section 5.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company under, any term or provision of the charter, bylaws or similar organizational documents of Company (or of any Shareholder that is a corporation, limited liability company or other entity) or of any Contract (as defined herein) or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of their respective assets or properties may be bound or affected.

            3.5.    Financial Matters.

(a)Financial Statements of Company. Included as Schedule 3.5(a) are consolidated financial statements of Company (collectively, the “Company Financial Statements”) consisting of the consolidated audited financial statements (including consolidated balance sheets and statements of earnings, shareholders’ equity and cash flows) of Company for each of the fiscal years ended December 31, 2001, 2002 and 2003 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of BKD, LLP, independent accountants for Company for such years (the consolidated unaudited balance sheet of Company as of December 31, 2003 is referred to herein as the “Recent Balance Sheet”). The Company Financial Statements (A) are true, correct and complete in all material respects; (B) are prepared from and consistent with such financial statements as have been prepared and used by Company in the ordinary course of managing its business and measuring and reporting its operating results, except as set forth in Section 8.7.(a); (C) are, except as otherwise set forth on Schedule 3.5.(a) and in Section 8.7.(a), prepared in accordance with GAAP applied on a consistent basis and with the books and records of Company; and (D) fairly present the assets, Liabilities (as defined herein), financial position, results of operations and cash flows of Company as of the dates and for the periods indicated.

(b)Financial Statements of UNB. Included as Schedule 3.5.(b) are financial statements of UNB (collectively, the “UNB Financial Statements”) consisting of (i) Consolidated Reports of Condition and Income of UNB as of December 31, 2003, together with the related Report of Income for the period then ended, as included in the call report of UNB as of said date as filed with the FDIC, and (ii) the audited financial statements (including balance sheets and statements of earnings, shareholders equity and cash flows) of UNB for each of the fiscal years ended December 31, 2002 and 2003 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of BKD, LLP, independent auditors of the Bank for such years. The UNB Financial Statements (i) are true, correct and complete in all material respects; (ii) were prepared from and are consistent with such financial statements as have been prepared and used by UNB in the ordinary course of managing its business and measuring and reporting its operating results, except as set forth in Section 8.7.(a); (iii) have been prepared in accordance with the applicable regulations and standards of the FDIC and have been prepared in accordance with GAAP (except as otherwise provided in Schedule 3.5(a) and as set forth in Section 8.7(a)) applied on a consistent basis and with the books any records of the Company; and (iv) fairly present the assets, Liabilities, financial position and results of operations of UNB as of the date and for the periods indicated.

            3.6.    Reports and Examinations. Company and UNB have timely filed all reports, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1999 with (i) the Federal Reserve Board, (ii) the FDIC and (iii) any state regulatory authority with jurisdiction over any of the activities of Company or UNB (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 1999, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Schedule 3.6 and except for normal examinations conducted by a Regulatory Agency in the regular course of business of Company and UNB, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of Company or UNB since January 1, 1999. Except as set forth on Schedule 3.6 and to the best knowledge of Company and Shareholders, there is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or UNB.

            3.7.    Tax Matters.

(a)Definition of Taxes. In this Agreement, the terms “Tax” or “Taxes” mean any income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, turnover, excise, natural resources, occupation, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, or other tax, duty, levy, charge or impost of any kind whatsoever imposed by any governmental entity, including any interest, penalty, or addition thereto, whether disputed or not. The term “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) relating to Taxes, including any amendment thereof.

(b)Tax Returns Filed. Except as set forth on Schedule 3.7(b), all Tax Returns required to be filed on or before the Closing Date by or on behalf of Company and UNB have been timely filed. All such Tax Returns were, when filed, correct and complete in all material respects, and the Taxes shown as due thereon were paid. Except as set forth on Schedule 3.7(b), neither Company nor UNB is currently the beneficiary of any extension of time within which to file any Tax Return. Company has delivered to Buyer true and complete copies of all federal and state income Tax Returns filed by Company and UNB for Tax periods ending on or after December 31, 1999. Company and UNB have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third party. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company or UNB.

(c)Unpaid Taxes. As of the date of the Recent Balance Sheet and as of the Closing Date, the unpaid Taxes of Company and UNB did not and will not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet and the Taxes accrued in the ordinary course of business by Company and UNB consistent with past custom and practice from January 1, 2004 to the Closing Date, respectively. Since the date of the Recent Balance Sheet, neither Company nor UNB has incurred any Liability for Taxes arising from any extraordinary gains or losses (other than in connection with the dispositions described in Section 7.5) outside the ordinary course of business consistent with past custom and practice of Company and UNB.

(d)Tax Audits. Schedule 3.7(d) indicates those Tax Returns of Company and UNB for Tax periods ending on or after December 31, 1999 that have been audited by the Internal Revenue Service or by any other Tax authority. Except as set forth in Schedule 3.7(d), neither Company nor UNB has received from any Tax authority with respect to Tax periods ending on or before December 31, 1999: (i) any notice of underpayment of Taxes or other deficiency, or notice of proposed adjustment; (ii) any request for information relating to Taxes; or (iii) any notice indicating an intent to commence an audit. Company has delivered to Buyer true and complete copies of all Tax examination reports, notices of underpayment of Taxes, and statements of deficiencies assessed against or agreed to by Company or UNB since December 31, 1999. No claim has been made by a Tax authority in a jurisdiction where any of Company and UNB has not filed Tax Returns that Company or UNB is or may be subject to taxation by that jurisdiction. Except as set forth in Schedule 3.7(d), neither Company nor UNB has waived any statute of limitations with respect to Taxes, or has agreed to an extension of time with respect to a Tax assessment or deficiency.

(e)Affiliated Group. Neither Company nor UNB has ever been a member of an affiliated group of corporations that filed a consolidated federal income Tax Return, other than a group the common parent of which was Company.

(f)No Requirement to Withhold under Section 1445. Neither Company nor UNB is, or has been at any time within the five (5) years preceding the Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)Certain Pre-Closing Date Transactions. Neither Company nor UNB will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a Tax Period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) or (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date.

(h)Other. Except as set forth in Schedule 3.7(h), neither Company nor UNB has within the five (5) years preceding the date of this Agreement, (1) filed any consent or agreement under Section 341(f) of the Code, (2) applied for any Tax ruling, (3) entered into a closing agreement or advance pricing agreement with any Tax authority, (4) filed an election under Section 338(g) or Section 338(h)(10) of the Code (or has taken any action that would result in any income Tax liability to Company or UNB as a result of a deemed election within the meaning of Section 338(e) of the Code), (5) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments, that are not deductible because of Section 280G or Section 162(m) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), or (6) entered into any Tax allocation, indemnity, or sharing agreement.

            3.8.    Absence of Certain Changes. Except as otherwise contemplated in this Agreement and except to the extent set forth in Schedule 3.8, since December 31, 2003, there has not been:

(a)No Adverse Change. Any Material Adverse Effect on Company or UNB other than as a result of changes or effects generally affecting the industry of Company and UNB or the economy of the United States generally.

(b)No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or Liabilities of Company or UNB.

(c)No Increase in Compensation. Any increase (other than the normal annual salary increases effective in January 2004, which increases were made in the ordinary course of business consistent with past practice and which are reflected on Schedule 3.18), in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of Company or UNB, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any such increase or change pursuant to any Employee Plan/Agreement (as defined herein) or other commitment).

(d)No Labor Disputes. Any labor dispute or disturbance relating to or affecting Company or UNB, other than routine individual grievances that, individually or in the aggregate, would not have a Material Adverse Effect.

(e)No Distributions or Other Payments. Any declaration, setting aside or payment of any dividend or other distribution in respect of either Company’s or UNB’s capital stock (except (i) for the Two Dollars ($2.00) per share dividend paid by Company in January 2004 and (ii) any dividend that UNB may declare and pay prior to the Closing to Company of up to the amount (not to exceed Eight Hundred Thousand Dollars ($800,000)) by which UNB’s Net Worth (as defined herein) at December 31, 2003 exceeded Forty-Five Million Dollars ($45,000,000)); any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating to such capital stock; any other payment of any kind to any of Company’s shareholders, except for regular payments of base salary, benefits under Employee Plans/Agreements (as defined herein) applicable to Company employees generally and reimbursement of expenses in accordance with Company’s expense reimbursement policy; or any other payment, transfer or other distribution of cash from UNB to Company (not in respect of the capital stock of Company or UNB) other than pursuant to and in accordance with the Tax Sharing Agreement, dated January 12, 1999, between UNB and Company, which payments, transfers or distributions after the date of this Agreement shall have been approved in advance by Buyer, which approval shall not be unreasonably withheld.

(f)No Increase in Affiliate Obligations. Any increase in Company’s investment in or receivable from any Affiliate of Company, other than increases in the ordinary course of business consistent with past practice.

(g)No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any assets of Company or UNB, except for in the ordinary course of business.

(h)No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company or UNB, except for liabilities for deposit accounts incurred by UNB in the ordinary course of business consistent with past practices.

(i)No Liens. Any Liens made on any assets or properties of Company or UNB other than Permitted Exceptions (as defined herein). As used herein, “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, contingent liabilities, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests. As used herein, “Permitted Exceptions” shall mean (i) mechanic’s, materialman’s, warehouseman’s and carrier’s liens and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes not yet payable that have been sufficiently accrued or reserved against in the Recent Balance Sheet; (iii) liens for Taxes, assessments and charges and other claims, the validity of which Company or UNB is contesting in good faith by appropriate proceedings; (iv) zoning, entitlement, building, and other land use regulations; (v) covenants, conditions, restrictions, easements and other similar matters of record; (vi) liens for worker’s compensation, unemployment insurance and other such benefits incurred in the ordinary course of business; and (vii) immaterial imperfections of titles, liens, security interests, claims and other immaterial charges and encumbrances that do not affect the merchantability of title.

(j)No Amendment of Contracts, Rights. Any entering into, amendment or early termination of any Contract relating to employment to which Company or UNB is a party, or any entering into, amendment or early termination of any material Contract or any Employee Plan/Agreement (other than the Employment Security and Severance Plan set forth on Schedule 3.14) to which Company or UNB is a party, or any release or waiver of any material claims or rights under any Contract to which Company or UNB is a party, other than in the ordinary course of business. As used herein, the term “Contracts” shall including any oral or written contracts, licenses, leases or other agreements, commitments, arrangements or understandings.

(k)Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability of Company or UNB, other than the discharge or satisfaction in the ordinary course of business of current Liabilities reflected on the face of the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.

(l)Deferral of Liabilities. Any deferral, extension or failure to pay any of the Liabilities of Company as when the same become due or any allowance of the level of the Liabilities of Company to increase in any material respect or any prepayment of any of the Liabilities of Company.

(m)Accounting Principles. Any material change in Company’s financial or Tax accounting principles or methods, except to the extent required by GAAP and except as described in Section 8.7(a).

(n)No Unusual Events. Any other event or condition not in the ordinary course of business that relates to or affects the business or assets of Company or UNB that could reasonably be expected to have a Material Adverse Effect on Company or UNB other than events or conditions generally affecting the industry of Company and UNB or the economy of the United States generally.

            3.9.    Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 3.9, Company does not have any Liabilities, other than Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a Material Adverse Effect. As used herein, “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

            3.10.    No Litigation. Except as set forth in Schedule 3.10, there is no Litigation pending or threatened against Company or UNB or their respective shareholders, directors or officers (in such capacity) or their business, assets or Liabilities. No event has occurred or action taken that is reasonably likely to result in Litigation which could be reasonably likely to have a Material Adverse Effect. Schedule 3.10 also identifies all Litigation to which Company or UNB or their respective shareholders, directors or officers (in such capacity) have been parties within the last three (3) years. Except as set forth in Schedule 3.10, none of Company, UNB or their respective business, assets or Liabilities is subject to any Order. As used herein, “Litigation” means any Liability relating to any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

            3.11.    Compliance With Laws and Orders.

(a)Laws and Orders. Except for past violations for which Company or UNB is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.11(a), Company and UNB are and have been in compliance with all applicable Laws and Orders, except where the failure to comply would not have a Material Adverse Effect. Except as set forth in Schedule 3.11(a), neither Company nor UNB has received notice of any violation or alleged violation of any Laws or Orders or is subject to any Liability for any past or continuing violation of any laws or Orders.

(b)Licenses and Permits. Company and UNB have all licenses, permits, approvals, certifications and consents of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of their businesses and the operation of their facilities, except where the lack thereof would not have a Material Adverse Effect. All material licenses, permits, approvals, certifications and consents of Company and UNB are set forth in Schedule 3.11(b), are in full force and effect and will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the transactions contemplated hereby. Except for past violations for which Company or UNB is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.11(b), Company and UNB are and have been in compliance with all such licenses, permits, approvals, certifications and consents.

(c)Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3.11, Company and UNB are and have been in compliance in all material respects with all Environmental Laws. Except as set forth in Schedule 3.11(c), there is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or threatened against Company or UNB relating in any way to the Environmental Laws. To the best knowledge of Company and Shareholders, there is no Litigation pending or threatened against any other person or entity whose Liability therefor may have been retained or assumed by or could be imputed or attributed to Company or UNB relating in any way to any Environmental Laws. To the best knowledge of Company and Shareholders, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans, including, without limitation past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans on or affecting Real Property currently or formerly owned by Company or UNB, that may (i) interfere with or prevent full compliance or continued full compliance by Company or UNB with all Environmental Laws or (ii) give rise to any Liability or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. To the best knowledge of Company and Shareholders, neither Company nor UNB is listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws. With respect to each facility in which Company or UNB has held or currently holds indicia of ownership to protect a security interest in the facility, Company and/or UNB have at all times conducted their operations such that they did not “participate in the management of the facility” or otherwise act in a manner such that they would lose their statutory exemption from liability under Section 101(20) (A) of the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended, and as further defined in the Environmental Protection Agency’s Final Rule on Lender Liability, 40 C.F.R. Part 300 Subpart L, Sec. 300.1100, 57 FR 18343, April 29, 1992.

As used herein, “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. “Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

            3.12.    Title to and Condition of Properties.

(a)Marketable Title. Company and UNB have good and marketable fee title or leasehold title (as applicable) to all of their businesses and personal assets (tangible and intangible), free and clear of all Liens (except for Permitted Exceptions). Company’s and UNB’s title to their businesses and personal assets will not be affected by the transactions contemplated hereby, except for the sale by Company of the Non-Bank Assets in accordance with Section 7.5. None of Company’s or UNB’s personal assets are subject to recovery by any previous owner of such property under any theory of Law or contractual right. Except as set forth in Schedule 3.12(a), neither Company nor UNB is using any assets or rights that are not owned, licensed or leased by it.

(b)Real Property. Schedule 3.12(b) sets forth all real property owned, used or occupied by Company or UNB (the “Real Property”), except the Company Retreat (as defined herein) and except for the property owned by Company at the intersection of Pima and Cave Creek Road in Cave Creek, Arizona (the “Cave Creek Property”). To the best knowledge of Company and Shareholders all of the Real Property is in compliance in all material respects with all Environmental Laws, and there are no conditions existing currently or likely to exist that would subject Company or UNB to damages, penalties, injunctive relief, cleanup costs or any other Liabilities under any Environmental Laws or assertions thereof, or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Company or UNB. To the best knowledge of Company and Shareholders, no permits, licenses or approvals are required under Environmental Laws relative to the Real Property, and there are not now nor have there ever been Waste stored, deposited, treated, recycled, used or disposed of on, under or at the Real Property (or tanks or other facilities thereon containing any Waste).

(c)No Condemnation, Expropriation or Similar Action. Neither the whole nor any portion of the business or assets of Company or UNB is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and no such condemnation, expropriation or taking has been planned, scheduled or proposed.

            3.13.    Insurance. Company Insurance Policies. Schedule 3.13 sets forth a true, correct and complete list and description of all policies of fire, liability, workers compensation, health and other forms of insurance currently in effect with respect to Company’s and UNB’s business, assets or Liabilities (collectively, the “Company Insurance Policies”). Company has delivered true, correct and complete copies of each Company Insurance Policy to Buyer.

            3.14.    Contracts and Commitments. Except as set forth in Schedule 3.14:

(a)Real Property Leases. Neither Company nor UNB (whether as lessor or lessee) has any Contracts for the lease or occupancy of Real Property.

(b)Personal Property Leases. Neither Company nor UNB (whether as lessor or lessee) has any Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000).

(c)Contracts for Services. Neither Company nor UNB has a Contract with any officer, employee, agent, consultant or other third party performing similar functions that is not cancelable by Company or the Subsidiary, as appropriate, on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever, except for the Employment Security and Severance Plan described on Schedule 3.14.(c).

(d)Powers of Attorney. Neither Company nor UNB has given a power of attorney or proxy that is currently in effect to any person or entity for any purpose whatsoever.

(e)Collective Bargaining Agreements. Neither Company nor UNB has a collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

(f)Loan Agreements. Neither Company nor UNB has a loan Contract, promissory note, letter of credit or other evidence of indebtedness, as a signatory, guarantor or otherwise, except for loans and letters of credit made by UNB in the ordinary course of business consistent with past practice, which loans and letters of credit need not be listed or described on any schedule.

(g)Guarantees. Neither Company nor UNB has guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under Contracts entered into by Company or UNB in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity except for letters of credit issued by UNB in the ordinary course of business consistent with past practices.

(h)Governmental Contracts. Neither Company nor UNB has a Contract with any Governmental Entity, except deposits of Governmental Entities and bonds or other evidences held by UNB in the ordinary course of business consistent with past practice.

(i)Agreements Relating to Company Trade Rights. Neither Company nor UNB has a consulting, development, joint development or similar Contract relating to any of the Company’s rights in, to and under Trade Rights (collectively, “Company Trade Rights”). As used herein, “Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

(j)Restrictive Agreements. Neither Company nor UNB has a Contract (i) requiring Company or UNB to assign any interest in any Company Trade Rights, or (ii) prohibiting or restricting Company or UNB or any of their respective employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business.

(k)Other Material Contracts. Neither Company nor UNB has a Contract of any nature involving consideration or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000).

            3.15.    No Default. Neither Company nor UNB is in default in any material respect under any Contract to which it is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of its obligations thereunder or result in the creation of any Lien (except for Permitted Exceptions) on any of its assets. To the best knowledge of Company and Shareholders, no third party is in default in any material respect under any Contract to which Company or UNB is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof, except for delinquencies on loans due to UNB. Except as set forth on Schedule 3.15, none of the loan Contracts, promissory notes, letters of credit or other evidences of indebtedness set forth in Schedule 3.14 contain prepayment penalties, premiums or similar fees.

            3.16.    Labor Matters. Neither Company nor UNB has ever experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which Company or UNB is not subject to any current Liability and cannot become subject to any future Liability, Company and UNB are and have been in material compliance with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and neither Company nor UNB is engaging or has engaged in any unfair labor practice. To the best knowledge of Company and Shareholders, there are no administrative charges or court complaints against Company or UNB concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity.

            3.17.    Employee Benefit Plans.

(a) Disclosure. Schedule 3.17(a) sets forth a true, correct and complete list of all plans, programs, Contracts, policies and practices providing benefits to any current or former employee, director or independent contractor, or beneficiary or dependent thereof, sponsored or maintained by Company or any ERISA Affiliate, to which Company or any ERISA Affiliate has (since January 1, 2001) contributed, contributes or is obligated to contribute, or under which Company or any ERISA Affiliate had or has any Liability (since January 1, 2001), including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans/Agreements”). Except as set forth on Schedule 3.17(a), no Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

As used herein, “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Company is a member, an unincorporated trade or business under common control with Company (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which Company is a member.

(b) Delivery of Documents. Company has delivered to Buyer true, correct and complete copies of the following information with respect to each Employee Plan/Agreement:

(i) the Employee Plan/Agreement, including all amendments, or if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

(ii) the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for each of the previous two (2) plan years;

(iii) the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement and all material employee communications relating to the Employee Plan/Agreement;

(iv) if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the insurance policy or contract of the trust or other funding agreement and the latest financial statements thereof; and

(v) the most recent determination letter received from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code and the most recent application, including all schedules and exhibits thereto, for a favorable determination letter.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to subclause (ii), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

(c) Terminations, Proceedings, Penalties, Etc. With respect to each employee benefit plan (including each Employee Plan/Agreement) that is subject to Title IV of ERISA and with respect to which Company, any person or entity that is or at any prior time was aggregated with Company pursuant to Section 414(b), (c), (m) or (o) of the Code or any of their respective assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (other than Permitted Exceptions) (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any “complete withdrawal” (as defined in Section 4203 of ERISA) or “partial withdrawal” (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

(i) no such plan has been terminated so as to subject, directly or indirectly, any of Company’s assets to any Liability or the imposition of any Lien under Title IV of ERISA;

(ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation) to terminate any such plan;

(iii) no condition or event currently exists or is expected to occur that could subject, directly or indirectly, any of Company’s assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation or to any other person or entity or otherwise on account of the termination of any such plan;

(iv) if any such plan were to be terminated as of the Closing Date, none of Company’s or UNB’s assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

(v) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

(vi) no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii) no such plan is a plan described in Section 4064 of ERISA.

(d) Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which Company or UNB or any of Company’s or UNB’s assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any Contract, Law or Order pursuant to which Company or UNB has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract, Law or Order.

(e) Full Funding. The funds available under each Employee Plan/Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

(f) Controlled Group; Affiliated Service Group. Except as set forth on Schedule 3.17.(f), each of Company and UNB is not and never has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code).

(g) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from the Employee Plan/Agreement (or from Company or UNB with respect to the Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of Company and UNB; (ii) each of Company and UNB has complied with, and the Employee Plan/Agreement conforms in all material respects to, all applicable Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were true, correct and complete in all material respects; (iv) each Employee Plan/Agreement that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; (v) there are no Litigation pending (other than routine Litigation for benefits) or threatened with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vi) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(h) Post-Retirement Benefits. No Employee Plan/Agreement provides and there is no Company or UNB obligation to provide post-retirement or post-termination health or other welfare benefits other than pursuant to Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”).

(i) No Triggering of Obligations. The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(j) Future Commitments. Neither Company nor UNB has any announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements, except for the Employment Security and Severance Plan described on Schedule 3.14.(c).

            3.18.    Employees; Compensation. Schedule 3.18 contains a true, correct and complete list of (a) all employees of Company and UNB as of the date shown on Schedule 3.18, (b) each such employee’s title, duties and location of employment, (c) each such employee’s employment status and (d) each such employee’s annual rate of compensation.

            3.19.    Trade Rights. Schedule 3.19 contains a true, correct and complete list of all Company Trade Rights (to the extent susceptible to listing). Schedule 3.19 also specifies which of the Company Trade Rights are registered. All Company Trade Rights are in good standing, and those shown as registered in Schedule 3.19 have been properly registered in all jurisdictions where required, which jurisdictions are set forth in Schedule 3.19.

            3.20.    Certain Relationships to Company.

(a) Contracts with Affiliates. All Contracts between Company and any Affiliate of Company are described in Schedule 3.20(a).

(b) No Adverse Interests. No Affiliate of Company or UNB has any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with Company or UNB in connection with the operation of, or is competitive with, Company’s or UNB’s business or (ii) any property, asset or right that is used by Company or UNB.

(c) Obligations Involving Affiliates. All obligations of any Affiliate of Company or UNB to Company or UNB, and all obligations of Company or and Subsidiary to any Affiliate of Company, are described in Schedule 3.20(c).

            3.21.    Assets and Services Necessary to Business. Company and UNB presently have and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Company and UNB to carry on their respective businesses as presently conducted, subject to Permitted Exceptions.

            3.22.    UNB Loan Portfolio; Portfolio Management. All evidences of indebtedness reflected as assets on the UNB Financial Statements or acquired since the periods covered by the UNB Financial Statements are, except with respect to those assets that are no longer assets of UNB, valid and legally binding obligations of the respective obligors named therein, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of Company and Shareholders, all such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priorities specified in the loan documents. Each loan on the books and records of UNB, including unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in accordance with UNB’s customary lending standards in the ordinary course of business. All loans originated or purchased by UNB were at the time entered into and at all times since have been in compliance in all material respects with all applicable Laws (including, without limitation, all consumer protection Laws) and regulations. UNB administers its loan and investment portfolios (including, without limitation, adjustments to adjustable rate mortgage loans) in material compliance with all applicable Laws and regulations and the terms of applicable instruments. The records of UNB regarding all loans outstanding are accurate in all material respects, and the risk classification system in respect thereto has been disclosed to Buyer. The reserves for possible loan losses on the outstanding loans of UNB and the reserves for “real estate owned,” as reflected in the UNB Financial Statements, have been established in accordance with GAAP and in the reasonable judgment of UNB’s Board of Directors are adequate to absorb all known and anticipated loan losses in the loan portfolio of UNB and any losses associated with any “real estate owned.”

            3.23.    UNB Loans. Except as disclosed in Schedule 3.23.(a), (a) UNB is not a party to any written or oral loan agreement, note or borrowing arrangement that has been classified as “substandard”, “doubtful”, “loss”, “other loans especially mentioned” or any comparable classifications by Company or UNB or banking regulators; (b) except as disclosed on Schedule 3.23.(b), neither Company nor UNB is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Company or UNB, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (c) neither Company nor UNB is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any Law or Order where such violation has had, or is reasonably likely to have, a Material Adverse Effect.

            3.24.    Internal Controls and Records. Company and UNB maintain a system of accounting controls sufficient in the reasonable judgment of management to provide reasonable assurances that (i) transactions are executed in material compliance with management’s general or specific authorization; (ii)  transactions are recorded in all material respects so as to permit preparation of financial statements in conformity with GAAP (except as disclosed on Schedule 3.5) and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            3.25.    No Brokers or Finders. Other than Austin Associates, LLC, whose fees and expenses in connection with the transactions contemplated hereby shall be paid pursuant to Section 13.10.(b), neither Company nor any of its Shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

            3.26.    Share Purchases. Schedule 3.26 contains a true, correct and complete list of all purchases made by Company or any of its Affiliates of shares of capital stock or other securities of Company during the two (2) year period immediately preceding the date hereof. Schedule 3.26 also specifies the amount of such securities purchased, the date of such purchases, the price paid for each such security purchased and the names of the sellers of such securities. True, correct and complete documentation of each transaction described in Schedule 3.26 has been delivered to Buyer.

            3.27.    Disclosure. No representation or warranty by Company or Shareholders in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in the Disclosure Schedule or in any certificate, instrument or other document delivered by or on behalf of Company or any Shareholder pursuant hereto shall be deemed representations and warranties by Company and Shareholders (other than the ESOP) hereunder, which shall expire effective with the Closing.

        4.    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF GREG D. STINE

            Greg D. Stine (“Stine”) makes the following additional representations and warranties to Buyer, each of which is true and correct on the date hereof and each of which shall the survive the consummation of the transactions contemplated hereby only as set forth in Section 10.5.

            4.1.    Financial Matters. To Stine’s best knowledge, after reasonable inquiry:

(a) The Company Financial Statements have been prepared in accordance with GAAP, except as otherwise set forth on Schedule 3.5.(a), applied on a consistent basis (except as set forth in Section 8.7.(a)) and with the books and records of Company and fairly present the assets, Liabilities, financial position, results of operations and cash flows of Company as of the dates and for the periods indicated.

(b) The UNB Financial Statements have been prepared in accordance with the applicable regulations and standards of the FDIC and GAAP and fairly present the assets, Liabilities, financial position and results of operations of UNB as of the dates and for the periods indicated, except as described in Schedule 3.5(a) and Section 8.7.(a).

            4.2.    Absence of Undisclosed Liabilities. To Stine’s best knowledge, after reasonable inquiry, except as and to the extent specifically set forth on the face of the Recent Balance Sheet or in Schedule 3.9, neither Company nor UNB has any Liabilities, other than Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a Material Adverse Effect on Company or UNB.

            4.3.    Compliance With Laws and Orders. To Stine’s best knowledge, after reasonable inquiry, except for past violations for which Company or UNB is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.11(a), each of Company and UNB is and has been in compliance with all applicable Laws and Orders, except for such violations that have not had and are not reasonably likely to have a Material Adverse Effect on Company or UNB.

            4.4.    No Adverse Change. To Stine’s best knowledge, after reasonable inquiry, since December 31, 2003, there has not been any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of either Company or UNB.

            4.5.    Reports and Examinations. To Stine’s best knowledge, after reasonable inquiry, (a) except for normal examinations conducted by a Regulatory Agency in the regular course of business of Company and UNB, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of Company or UNB; and (b) there is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or UNB.

            4.6.    Certain Relationships to Company. To Stine’s best knowledge, after reasonable inquiry:

(a) Contracts with Affiliates. All Contracts between Company or UNB and any Affiliate of Company or UNB are described in Schedule 3.20(a).

(b) No Adverse Interests. No Affiliate of either Company or UNB has any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with Company or UNB in connection with the operation of, or is competitive with, Company’s or UNB’s business or (ii) any property, asset or right that is used by Company or UNB.

(c) Obligations Involving Affiliates. All obligations of any Affiliate of Company to Company or UNB, as the case may be, and all obligations of Company or UNB to any Affiliate of Company or UNB, as the case may be, are described in Schedule 3.20(c).

        5.    REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Company and Shareholders, each of which is true and correct on the date hereof.

            5.1.    Corporate.

(a) Organization. Buyer is (i) a corporation duly organized and validly existing under the laws of the State of Wisconsin and (ii) is a registered savings and loan holding company under Section 10 of the Home Owners’ Loan Act, as amended.

(b) Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

            5.2.    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

            5.3.    No Brokers or Finders. Other than Sandler O’Neill & Partners, L.P., whose fees and expenses in connection with the transactions contemplated hereby shall be paid by Buyer, neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

            5.4.    No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor (subject to the receipt of the regulatory approvals set forth on Schedule 5.4) the consummation by Buyer of the transactions contemplated hereby and thereby will violate any Law or any Order of any Governmental Entity.

            5.5.    Regulatory and Other Approvals. As of the date hereof, Buyer is not aware of any reason why all material consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, (i) Buyer and each of its controlled insured depository organizations are “Well Capitalized” and “Well Managed” as defined by applicable regulations; and (ii) each has received one of the two highest ratings during their most recent regulatory examinations, including the CRA Rating.

        6.    COVENANTS PRIOR TO THE CLOSING

            6.1.    Pre-Closing Access to Information. From the date hereof until the Closing, except as prohibited by applicable Law, Company and Shareholders shall, and shall cause all of Company’s and UNB’s officers, employees, agents, independent accountants and advisors to, furnish to Buyer and its representatives, at reasonable times and places, (a) such access to the facilities of Company and UNB as Buyer may from time to time reasonably request (including, without limitation, to perform the environmental investigations and assessments contemplated by Section 6.6), (b) such access to the assets, books and records of Company and UNB as Buyer may from time to time reasonably request and (c) such access to financial and operating data and other information relating to Company and UNB as Buyer may from time to time reasonably request. Buyer shall be entitled to inspect, examine, audit and photocopy all of such documents at Buyer’s expense. Company will furnish Buyer with copies of all monthly and other interim financial statements of Company and UNB as they become available.

            6.2.    Conduct of Business Pending the Closing. From the date hereof until the Closing, except as required or contemplated by the express terms of this Agreement and except for any actions taken by Company of the type set forth in Schedule 6.2 or otherwise consented to by Buyer in writing:

(a) No Changes. Company and UNB will carry on its respective business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation. Subject to applicable Law, Company will use reasonable efforts to keep Buyer informed as to the operations and activities of Company and UNB and consult with representatives of Buyer on important matters relating to or affecting Company’s and UNB’s business, assets or Liabilities.

(b) Maintain Organization. Company will take such action as is reasonably necessary to maintain, preserve, renew and keep in force and effect the material existence, rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises of Company and UNB. Company will use its best efforts to preserve its business and the business of UNB intact, to keep available to Buyer its current employees and to preserve for Buyer its current relationships with suppliers, customers, officers, employees and agents of Company and UNB.

(c) No Breach. Company and Shareholders will not do or omit any act that (i) may cause a breach of any Contract or result in Liability of Company or UNB that in either case will likely result in a Material Adverse Effect on Company or UNB, (ii) may breach any representation or warranty made by Company, Stine or Shareholders in this Agreement or (iii) would have required disclosure in Schedule 3.8 had it occurred prior to the date hereof.

(d) No Material Contracts. Subject to applicable Law, neither Company nor UNB will enter into Contracts of any type, except for Contracts that are in the ordinary course of business and consistent with past practice. Subject to applicable Law, neither Company nor UNB will amend in any material respect or terminate Contracts of any type, or waive any material rights thereunder, other than in the ordinary course of business.

(e) No Corporate Changes. Neither Company nor UNB will amend its respective charter, bylaws or similar organizational documents or make any changes in its authorized or issued capital stock. Neither Company nor UNB will issue any additional capital stock or enter into any Contract to issue any additional capital stock.

(f) No Capital Expenditures. Neither Company nor UNB will make any capital expenditure, nor commit to make any capital expenditure, in excess of Twenty-Five Thousand Dollars ($25,000), except pursuant to a Contract disclosed in Schedule 3.14.

(g) Maintenance of Insurance. Company and UNB will maintain each insurance policy in effect as of the date of this Agreement.

(h) Maintenance of Property. Company and UNB will use, operate, maintain and repair all of its assets in a normal business manner consistent with past practice. Neither Company nor UNB will sell, lease, grant or otherwise transfer or dispose of any of its respective assets, except in the ordinary course of business.

(i) Interim Financials. Company will provide Buyer with such interim monthly financial statements of Company and other management reports as Company has prepared and used in the ordinary course of managing its business and measuring and reporting its operating results, as and when they are available. Such financial statements shall be prepared in accordance with the representations set forth in Section 3.5.

(j) No Negotiations. Except for the sale by Company of the Non-Bank Assets in accordance with Section 7.5, neither Company nor any Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to, commence or conduct presently ongoing negotiations with or enter into any Contract with any person or entity other than Buyer relating to the sale or other disposition of all or any material portion of the assets of Company or UNB or of all or any portion of the capital stock of Company or UNB, in each case, whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization or otherwise (an “acquisition proposal”), and Company and Shareholders will immediately provide Buyer written notice of any such acquisition proposal and the terms thereof.

(k) No Transfer of Shares. No Shareholder will transfer or attempt to transfer any of the Shares except to Buyer pursuant hereto, except that the Stine Family Partnership may transfer Shares to any person who was a partner of the Stine Family Partnership on the date of this Agreement; provided, however, that any such partner transferee of the Stine Family Partnership shall agree, in writing, to be subject to and bound by the terms of this Agreement, including, without limitation the indemnification obligations of Shareholders provided in Section 7.2 and Article 10 hereof. Company will refuse to accept any certificates for Shares to be transferred or otherwise allow any such transfer to occur upon its books, except as permitted herein; and Company will not transfer or attempt to transfer any of the capital stock of UNB except for the reacquisition of the two (2) director qualifying shares as contemplated by Section 8.12 hereof.

(l) No Change in Lending Practices. UNB will not, and Company will cause UNB not to, (i) change the lending, investment, deposit, asset and liability management and other material policies concerning the business of UNB, unless required by Law; (ii) engage in any lending activities other than in the ordinary course of business consistent with past practices; or (iii) commit to or make any new loan, extension of credit or advance in each case in excess of Five Hundred Thousand Dollars ($500,000).

(m) No Distributions or Other Payments. Neither Company nor UNB shall make any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock (except as expressly permitted pursuant to Section 3.8.(e)); any redemption, purchase or other acquisition its capital stock or any security relating to such capital stock; any other payment of any kind to any of its shareholders, except for regular payments of base salary, benefits under Employee Plans/Agreements applicable to its employees generally and reimbursement of expenses in accordance with Company’s expense reimbursement policy; or any other payment, transfer or other distribution of cash from UNB to Company (not in respect of the capital stock of Company and UNB) other than pursuant to and in accordance with the Tax Sharing Agreement, dated January 12, 1999, between UNB and Company, which payments, transfers or distributions after the date of this Agreement shall have been approved in advance by Buyer, which approval shall not be unreasonably withheld.

(n) No Adverse Actions. None of Company, UNB or Shareholders will take any action that would or is reasonably likely to adversely affect the ability of any Party to obtain any necessary approvals of Governmental Entities required to consummate the transaction contemplated hereby.

In the event that Company, UNB or Shareholders shall request Buyer’s consent or approval of any item or matter requiring Buyer’s approval under and pursuant to this Section 6.2, such request shall be directed to Gilbert G. Lundstrom, fax number (402) 435-0427, e-mail: gil@tieronebank.com. Buyer shall respond to any request within three (3) business days; provided, however, that the deadline for Buyer to respond to any request related to Section 6.1(1)(iii) shall be two (2) business days. If Buyer does not respond within such timeframes, Buyer shall conclusively be presumed to have consented to such item or action.

            6.3.    Further Actions. Subject to the terms and conditions hereof, Company and Shareholders shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with Buyer with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts (a) to assist Buyer in obtaining prior to the Closing all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with Company that are necessary for the consummation of the transactions contemplated hereby and (b) to effect all necessary registrations and filings (other than the filings contemplated by Section 6.4). With regard to consents from third parties to the Contracts set forth in Schedule 3.14, Company and/or Shareholders shall initiate contact to obtain such consents only in conjunction and cooperation with Buyer.

            6.4.    Certain Filings. To the extent such filings have not been made prior to the date hereof, Buyer shall make or cause to be made at Buyer’s sole cost and expense, in cooperation with the other Parties and to the extent applicable and as promptly as practicable, all other necessary filings with other Governmental Entities relating to the transactions contemplated hereby. Buyer agrees to use its best efforts, with reasonable cooperation from Company and UNB, in the preparation and filing within fifteen (15) days following the date of this Agreement, all such necessary filings with Governmental Entities relating to the transactions contemplated hereby; provided, however that all such necessary filings shall be filed within thirty (30) days following the date of this Agreement.

            6.5.    Title Insurance. Not less than fifteen (15) calendar days prior to the Closing, Company and Shareholders shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Company standard form owner’s policies of title insurance with respect to all Real Property owned by Company or UNB, together with a copy of each document to which reference is made in such commitments. Such policies shall be standard ALTA Form 1992 owner’s policies in an amount reasonably acceptable to Buyer, insuring good and marketable fee title thereto (expressly including all easements and other appurtenances) and shall include, at Buyer’s sole cost and expense, extended coverage deleting all of the standard exceptions and endorsements for the following: gap coverage, zoning 3.1, access, location, owner’s comprehensive and contiguity. All policies shall insure marketable title and shall be subject to only such conditions and exceptions as are reasonably acceptable to Buyer, and shall contain such additional endorsements as Buyer reasonably requests (including a non-imputation endorsement and an endorsement over rights of creditors if requested by Buyer).

            6.6.    Environmental Audits. Prior to the Closing, Buyer shall have the right, at Buyer’s sole cost and expense, to retain a firm engaged in the regular business of environmental engineering to conduct such environmental audits of the operations of Company, UNB and the Real Property as Buyer determines appropriate. Company and Shareholders shall provide such access to the Real Property and other assistance as Buyer or such environmental audit firm reasonably requests to complete such environmental audits.

            6.7.    General Releases and Tail Coverage. At the Closing, each Shareholder shall deliver, and Company and Shareholders shall cause the then directors of Company and UNB to deliver general releases to Buyer, in form and substance reasonably satisfactory to Buyer and Shareholders’ Agent, releasing Company, UNB and their respective shareholders, directors, officers, employees and agents from all Claims (as defined herein) to the Closing Date, except (a) to the extent described in Contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases and (b) in the case of persons who are employees of Company or UNB, compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made by Company in or pursuant to this Agreement. In lieu of any other indemnification obligation Buyer, Company or UNB may owe to the directors and officers of Company and UNB (except for the obligation of Buyer, Company and/or UNB to indemnify the directors and officers of Company and UNB to the extent of any deductible under the extended tail coverage to be purchased by Buyer (but not Shareholders) as hereinafter set forth), Buyer shall purchase extended or tail coverage on Company’s existing policy with St. Paul (Policy No. EC06300307) to extend such coverage for a period of three (3) years following the Closing Date. The Shareholders who are officers and directors shall have the option to extend such coverage for an additional three (3) years, the premiums for such additional coverage to be paid by Shareholders.

            6.8.    Notification. Prior to the Closing, Company or any Shareholder shall promptly notify Buyer (after Company or such Shareholder has notice thereof), and Buyer shall promptly notify Shareholders’ Agent (after Buyer has notice thereof), and keep such other Parties advised, as to any Litigation pending and known to such Party or, to its actual knowledge, threatened against such Party that challenges the transactions contemplated hereby. In addition, prior to the Closing, Company or any Shareholder shall promptly notify Buyer (after Company or such Shareholder has notice thereof), and keep Buyer advised, as to any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of Company or UNB.

            6.9.    Disclosure. Company and Shareholders shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the Disclosure Schedule or would cause the representations and warranties set forth in Articles 3 and 4 not to be true, correct and complete as of the Closing Date or the date on which such matter arose or was discovered. Unless, within ten (10) business days (or such longer period as reasonably may be required for Buyer to fully investigate and assess the significance of the matter being disclosed) after delivery of such notice by Company or Shareholders, as the case may be, Buyer has objected in writing to the matter disclosed therein or to the cumulative effect of such matter with other matters previously disclosed by Buyer and/or Shareholders pursuant to this Agreement and this Section 6.9, then Buyer shall be deemed to have accepted the matter as though it had been disclosed in the Disclosure Schedules attached to this Agreement at the time of execution hereof. If Buyer timely delivers to Shareholders’ Agent its notice of objection, then no such disclosure(s) shall be deemed a cure of any representation or warranty that is rendered inaccurate thereby and Buyer shall have the rights set forth in Section 10.6 hereof.

        7.    ADDITIONAL COVENANTS

            7.1.    Post-Closing Access to Information; Cooperation.

(a) Access to Information. After the Closing, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of Company or UNB with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.

(b) Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 7.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to Company’s business or assets. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 10). Buyer and Shareholders agree, as and to the extent reasonably requested by the other Party, to use their respective best efforts to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and Shareholders further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).

(c) Consultation with Advisors. Each Shareholder consents to Buyer’s consultation with legal, accounting and other professional advisors to Company and such Shareholder relating to the advice rendered to Company or such Shareholder prior to the Closing regarding Company’s business or assets, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(d) Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 7.1, although the existence of a dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 7.1, as to such records or other information directly pertinent to such dispute or other adversarial proceeding, the Parties may not utilize this Section 7.1 but rather, absent agreement, must utilize the rules of discovery.

            7.2.    Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Shareholders for certain Tax matters following the Closing Date:

(a) Tax Periods Ending Before the Closing Date. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for Company and its subsidiaries for all periods ending prior to the Closing Date that are filed after the Closing Date. Buyer shall provide a copy of such Tax Returns for review by Shareholders at least twenty five (25) days prior to the date for filing such Tax Returns. If Shareholders do not agree with the Tax Returns as prepared, or as caused to be prepared, by Buyer, Shareholders shall notify Buyer, within fifteen (15) days after receiving the copy of such Tax Returns and in such detail as is reasonably satisfactory to Buyer, of the grounds for Shareholders’ objections. If Buyer reasonably believes (or if an accounting firm mutually selected by Buyer and Shareholders’ Agent reasonably concludes) that the positions that Shareholders propose to be taken in such Tax Returns (and that are not reflected in the copy of the Tax Returns provided by Buyer to Shareholders) would not lead to the imposition of penalties under Sections 6662 or 6663 of the Code (or under similar provisions of state, local, or foreign law) in the event that such positions were challenged successfully by the applicable Tax authorities, Buyer shall cause such positions to be taken in such Tax Returns as filed, and Shareholders shall jointly and severally indemnify, defend, and hold harmless Buyer, Company, UNB, and each of their respective successors, assigns, and affiliates from and against any loss, claim, liability, expense, or other damage arising out of the taking of such positions on the Tax Returns as filed. Within fifteen (15) days after the filing of such Tax Returns, Shareholders shall reimburse Buyer for Taxes paid by Company and/or UNB (or their successors) with respect to the Tax periods relating to such Tax Returns, to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Final Closing Balance Sheet or UNB’s balance sheet as of December 31, 2003, as appropriate. The cost of retaining an accounting firm as contemplated above shall be shared equally by the Buyer and the Shareholders.

(b) Tax Periods Beginning January 1, 2004 and Ending On or After the Closing Date. Buyer shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of Company and its subsidiaries for Tax periods that begin January 1, 2004 and end on or after the Closing Date. Buyer shall provide a copy of such Tax Returns for review by Shareholders at least twenty five (25) days prior to the date for filing such Tax Returns. If Shareholders do not agree with the Tax Returns as prepared, or as caused to be prepared, by Buyer, Shareholders shall notify Buyer, within fifteen (15) days after receiving the copy of such Tax Returns and in such detail as is reasonably satisfactory to Buyer, of the grounds for Shareholders’ objections. If Buyer reasonably believes (or if an accounting firm mutually selected by Buyer and Shareholders’ Agent reasonably concludes) that the positions that Shareholders propose to be taken in such Tax Returns (and that are not reflected in the copy of the Tax Returns provided by Buyer to Shareholders) would not lead to the imposition of penalties under Sections 6662 or 6663 of the Code (or under similar provisions of state, local, or foreign law) in the event that such positions were challenged successfully by the applicable Tax authorities, Buyer shall cause such positions to be taken in such Tax Returns as filed, and Shareholders (other than the ESOP) shall jointly and severally indemnify, defend, and hold harmless Buyer, Company, UNB, and each of their respective successors, assigns, and Affiliates from and against any loss, claim, liability, expense, or other damage arising out of the taking of such positions on the Tax Returns as filed. Within fifteen (15) days after the filing of such Tax Returns, Shareholders shall reimburse Buyer for the portion of the Taxes paid by Company and/or UNB (or their successors) which relates to the portion of the applicable Tax period ending on the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Final Closing Balance Sheet or Taxes accrued in the ordinary course of business by UNB consistent with past practices from January 1, 2004 to the Closing Date, as applicable. The cost of retaining an accounting firm as contemplated above shall be shared equally by the Buyer and the Shareholders.

(c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Company or UNB shall be terminated effective as of the Closing Date and shall have no further effect for any taxable year (whether a prior taxable year, the current taxable year, or a future taxable year), and all intercompany liabilities under such agreements shall be settled effective as of the Closing Date.

(d) Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting Company and UNB shall be made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, or without the written consent of Shareholders’ Agent with regard to the Tax Returns to be filed as described in Sections 7.2(a) and 7.2(b), which consent shall not be unreasonably withheld.

            7.3.    Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to preserve the goodwill associated with the Business, Stine agrees that, for a period of two (2) years after the Closing Date, he will not, directly or indirectly:

(a) engage in, continue in or carry on any business that competes in any aspect of the banking business, including owning or controlling any financial interest in any person or entity that now or hereafter engages in or attempts to engage in any aspect of the banking business (a “Competitor”);

(b) consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the banking business, including serving on or advising any board of directors of any such Competitor, advertising or otherwise endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

(c) solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, Company, or assist any third party with respect to any of the foregoing, unless such person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including Company and UNB) for a period of six (6) consecutive months; or

(d) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

provided, however, that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend throughout the State of Nebraska. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases all or any portion of the business of Company and/or UNB. Recognizing the specialized nature of said business, Stine acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

            7.4.    Confidential Information.

(a) Nondisclosure. Each Shareholder shall maintain all Confidential Information in strict confidence and secrecy, and shall not, at any time subsequent to the Closing, directly or indirectly, (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any person or entity other than Buyer or its Affiliates (including Company), (iii) keep or make copies of any documents, records or property of any nature whatsoever containing any Confidential Information or (iv) assist any other person or entity in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between such Shareholder and Buyer or any of its Affiliates (including Company) and except to the extent explicitly requested in writing by Buyer. Nothing in this Agreement reduces any obligation of any Shareholder to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition.

(b) Legal Obligation to Disclose. If any Shareholder is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process) to disclose any Confidential Information at any time after the Closing, then such disclosing Shareholder shall provide Buyer with prompt written notice of such request or requirement to enable Buyer (i) to seek an appropriate protective order or other remedy, (ii) to consult with the party seeking disclosure with respect to steps by the Shareholder to resist or narrow the scope of such request or legal process and/or (iii) to waive compliance, in whole or in part, with the terms of this Section 7.4. If, in the absence of a protective order or the receipt of a waiver under this Section 7.4, the disclosing Shareholder is nonetheless, in the reasonable written opinion of its, his or her counsel, compelled to disclose Confidential Information to any tribunal or else stand liable for contempt, then the disclosing Shareholder may disclose such Confidential Information to the tribunal, provided that the disclosing Shareholder shall use its, his or her best efforts to obtain an Order, or such other reasonable assurance as Buyer may designate, that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. The disclosing Shareholder shall not be liable under this Section 7.4 for the disclosure to such tribunal to the extent such disclosure is compelled (it being understood, however, that if such disclosure was caused or resulted from a previous disclosure by the disclosing Shareholder not permitted under this Section 7.4, then the other terms and provisions of this Section 7.4 shall continue in full force and effect and shall be enforceable by Buyer as to such disclosure or disclosures not permitted under this Section 7.4 that resulted in the compelled disclosure).

(c) Discovery of Confidential Information. If, at any time after the Closing, any Shareholder discovers that it, he or she is in possession of any records containing any Confidential Information, then the discovering Shareholder shall immediately deliver such records to Buyer. No Shareholder shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

As used herein, “Confidential Information” means all ideas, information, knowledge and discoveries that are not generally known in the trade or industry and about which any Shareholder has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, Company (including UNB), including know-how, business plans, marketing plans, cost and pricing information, internal memoranda, development programs, customer, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term Confidential Information shall not include any information that now or hereafter is in the public domain by means other than disclosure after the date hereof by any Shareholder.

            7.5.    Disposition of Non-Bank Assets. Prior to the Closing, Company shall, and the Shareholders shall cause Company to, dispose of all Company’s assets other than cash, the UNB Shares and a deferred tax asset (which aggregated approximately $160,480 on December 31, 2003), including, without limitation, Company’s interests in United Arizona Bank, its corporate retreat located in Scottsdale, Arizona (the “Company Retreat”), the Cave Creek Property, the cash value of its life insurance policies and its private venture investments, each as described on Schedule 7.5 (the assets to be disposed of by Company pursuant to this Section 7.5 are hereinafter referred to collectively as the “Non-Bank Assets”). Company and the Shareholders agree to use their best efforts such that, in connection with the disposition of the Non-Bank Assets, the loan participations sold by United Arizona Bank to UNB will be liquidated for an amount in cash payable to UNB equal to the face value (including accrued interest) of such participations; provided, however, that in the event that notwithstanding such efforts by Company and Shareholders some or all of the participations remain on the books of UNB (or its successor) on the six-month anniversary of the Closing Date, Stine shall immediately thereafter purchase such participations from UNB (or its successor) for an amount in cash equal to the face value (including accrued interest) of the participations. Each of the Non-Bank Assets shall be disposed of by Company solely for cash at a value not less than the fair market value of such asset as of the time of disposition as determined by an appraisal or appraisals reasonably satisfactory to Buyer, copies of which shall be furnished to Buyer not less than ten (10) business days prior to the Closing. Company and Buyer agree that the fair market value of the private venture investments shall be determined by McCarthy & Co. in accordance with its normal practices.

            7.6.    Estimated Closing Balance Sheet. On or before the fifth (5th) business day prior to the Closing Date, Company shall prepare and deliver to Buyer a projected balance sheet for Company (parent company level only) as of the Closing Date (the “Estimated Closing Balance Sheet”), which shall be reasonably acceptable to Buyer. The Estimated Closing Balance Sheet shall be prepared using reasonable estimates for the period from which information is reliably known to Company to the anticipated Closing Date and prepared in accordance with GAAP applied on a consistent basis.

            7.7.    Maintain UNB Loan Loss Reserve. During the period from the date of this Agreement to the Closing, Company shall cause UNB to maintain its reserve for possible loan losses consistent with past practice in the ordinary course of business to adequately provide, in management’s reasonable judgment, for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding during such period.

            7.8.    Further Assurances. From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

            7.9.    Compliance by Company. Each Shareholder shall use his, her or its best efforts to cause Company to perform and comply with all of Company’s agreements and obligations under this Agreement and the other documents or instruments executed and delivered by Company pursuant hereto.

        8.    CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

        Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

            8.1.    Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Company, Shareholders and Stine in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company or any Shareholder (including Stine) pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

            8.2.    Compliance With Agreement. Company and Shareholders shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Company or Shareholders prior to or on the Closing Date, including the delivery of the documents described in Section 11.2.

            8.3.    Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby.

            8.4.    Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby, including, without limitation, any required approval, consent or waiver of any Governmental Entity, shall have been received, and executed counterparts thereof shall have been delivered to Buyer, not less than two (2) business days prior to the Closing; such approvals shall include, without limitation, approval of the merger of UNB with and into TierOne Bank and either the liquidation of Company or the merger of Company with and into Buyer or an Affiliate of Buyer on or following the Closing Date.

            8.5.    Environmental Audit. The results of any environmental audit conducted pursuant to Section 6.6 shall not have disclosed any past or present condition, process or practice with respect to any aspect of Company’s or UNB’s business or of any property owned, occupied or operated by Company or UNB that is not in material compliance with all applicable Environmental Laws or that otherwise requires remediation under any Environmental Law.

            8.6.    Disposition of Non-Bank Assets. Company shall have disposed of all Non-Bank Assets in accordance with Section 7.5, and Company and Shareholders shall have delivered to Buyer such documents or other evidence as Buyer may reasonably request certifying that Company has been duly authorized to dispose of, and Company has disposed of, all Non-Bank Assets in accordance with Section 7.5. No Liability (other than the resulting Tax Liability) shall have resulted to, or been asserted against, imposed upon or incurred by Company, directly or indirectly, by reason of, arising out of or resulting from the disposition by Company of the Non-Bank Assets.

            8.7.    UNB Net Worth. UNB’s Net Worth at December 31, 2003 shall have been equal to or greater than Forty-Five Million Dollars ($45,000,000). As used herein, the term “Net Worth” shall mean the dollar amount by which the net book value of the assets of UNB exceeds the net book value of all the liabilities of UNB, calculated assuming application by UNB of accounting principles in the ordinary course consistent with past practice, except that the Parties acknowledge that (a) UNB booked its mortgage servicing rights in the fourth quarter of 2003 and (b) Buyer will have the opportunity to verify and approve the valuation of the mortgage servicing rights prior to the Closing.

            8.8.    Company Liabilities. The only liabilities of Company (at the parent company level only) at the Closing shall be (a) Company’s trust preferred securities issued in the principal amount of Seven Million Dollars ($7,000,000) (plus accrued dividends thereon), (b) a deferred tax liability (which was $0 as of December 31, 2003) and (c) any Liability for Taxes incurred but not yet paid related to the disposal of the Non-Bank Assets in accordance with Section 7.5 (such Liabilities of Company identified in (a), (b) and (c) are referred to herein collectively as the “Company Closing Liabilities”).

            8.9.    Threshold Amount. At Closing, the Threshold Amount shall equal or exceed Five Million Dollars ($5,000,000). As used herein, “Threshold Amount” shall mean the difference as set forth on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, between (i) the sum of Company’s cash on hand at the Closing plus the value of the deferred tax asset minus (ii) the amount of the Company Closing Liabilities. For purposes of calculating the Threshold Amount, the Parties agree that the value of the deferred tax asset shall reflect only that amount that can be realized in a timeframe so as to offset the tax liabilities included in the Company Closing Liabilities. Company’s investment banking and legal fees and expenses shall not be considered in calculating the Threshold Amount and may be paid by Company; provided, however, that in no event shall such fees and expenses either paid or payable by Company or UNB exceed One Million Dollars ($1,000,000); provided further, however, that in the event that such fees and expenses exceed One Million Dollars ($1,000,000), and in the further event that an amount in excess of the Threshold Amount would be available for payment to Shareholders pursuant to Section 2.1.(c), then Company may pay such excess fees and expenses up to an amount not exceeding the amount payable to Shareholders and the Adjustment Amount shall be appropriately adjusted downward to reflect such payment.

            8.10.    Termination of Rate Swap Agreement. On or before June 30, 2004, Company shall have terminated the Rate Swap Agreement dated April 18, 2001, between Company and Wells Fargo Bank, N.A., and recorded the effects of such termination on its books and records.

            8.11.    Termination of Stock Restriction Agreement. Company and Shareholders shall have terminated the Stock Restriction Agreement and such Agreement shall be of no further force and effect.

            8.12.    Reacquisition of Director Qualifying Shares. The two (2) shares of UNB held by Greg and Diane Stine as director qualifying shares shall have been reacquired by UNB for One Dollar ($1.00) per share pursuant to the applicable Director’s Repurchase Agreements.

        9.    CONDITIONS PRECEDENT TO COMPANY’S AND SHAREHOLDERS’ OBLIGATIONS

        Each and every obligation of Company and Shareholders to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Shareholders’ Agent) prior to or at the Closing of each of the following conditions:

            9.1.    Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders’ Agent, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by Buyer pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

            9.2.    Regulatory Approvals. Buyer shall have obtained all required regulatory approvals of all Governmental Entities, and shall have provided proof thereof in form and substance reasonably acceptable to Company and its counsel, and to Shareholders and their counsel.

            9.3.    Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the documents described in Section 11.3.

            9.4.    Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby; provided, however, that the obligations of Company and Shareholders shall not be affected unless there is a reasonable likelihood that, as a result of such Litigation, Shareholders shall be unable to retain substantially all the consideration to which they are entitled under this Agreement.

        10.    INDEMNIFICATION

            10.1.    By Shareholders. Upon the terms and subject to the conditions set forth in this Article 10, Shareholders (other than the ESOP), jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates (including Company and UNB), and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty contained in or made pursuant to Sections 3.1(b), 3.1(d), 3.1(f), 3.2 or 3.3 or Article 4 of this Agreement or (b) the ownership of the Non-Bank Assets by Company or the disposition of the Non-Bank Assets as contemplated by Section 7.5 hereof. As used herein, “Claim” means and includes (i) all Liabilities (other than Permitted Exceptions); (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

            10.2.    By Buyer. Buyer hereby agrees to indemnify, defend, and hold Shareholders, their heirs, personal representatives and assigns (collectively, the “Shareholder Indemnified Parties”) from and against all Claims asserted against, resulting to, imposed upon or incurred by any Shareholder Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty contained in or made pursuant to Article 5 of this Agreement; or (b) any transaction involving Company or UNB (or their successors) and arising out of, or based upon, facts occurring after the Closing Date.

            10.3.    Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a) Notice and Defense. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (and in any event written notice delivered within sixty (60) calendar days after the receipt of service or other notice of the commencement of any suit, action or arbitration proceeding) of the Third Party Claim. The Indemnifying Party may undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party, if the Indemnifying Party admits that he has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of the Third Party Claim without admitting that it has an indemnification obligation hereunder. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 10, except to the extent the Indemnifying Party is materially prejudiced thereby. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnifying Party shall not settle the Third Party Claim. The Indemnified Party shall make available to the Indemnifying Party or his representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and his, her or its representatives in defending the Third Party Claim, and shall in other respects give reasonable cooperation in such defense.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(c) Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 10, (i) if there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim and (ii) the Indemnifying Party shall not, without the written prior consent of the Indemnified Party, settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the Third Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of the Third Party Claim.

            10.4.    Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 10. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the person or entity that made the Third Party Claim.

            10.5.    Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a) Time Limitation. No claim or action shall be brought under this Article 10 after the lapse of one (1) year after the Closing Date. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.1(b), 3.1(d) and 3.1(f) and the last sentence of Section 3.3 or any claim under Sections 10.1(b) or 10.2(b), shall survive for the applicable statutory limitation periods with respect thereto.

(ii) Any claim or action made by a Party by delivering notice to the Indemnifying Party requesting resolution of a dispute relating to a breach of a representation or warranty prior to the termination of the survival period for such claim or action shall be preserved despite the subsequent termination of such survival period.

(iii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the termination of the survival period of one claim or action shall not affect a Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b) Basket. Except with respect to claims for breaches of representations or warranties made in or pursuant to Sections 3.1(b), 3.1(d) and 3.1(f) and the last sentence of Section 3.3, or any claim under Section 10.1(b), an Indemnified Party shall not be entitled to indemnification under this Article 10 for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 10 (but for this Section 10.5(b)) exceeds One Million Five Hundred Thousand Dollars ($1,500,000), in which event the indemnification obligations shall extend only to the extent that the aggregate claims exceed One Million Five Hundred ($1,500,000).

Nothing contained in this Section 10.5.(b) shall be construed to limit in any way the indemnification obligations of Shareholders under Section 7.2.(a) or (b) of this Agreement.

            10.6.    Effect of Closing; Reimbursement of Expenses Upon Certain Terminations. Except as provided in this Article 10, closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which any of the Parties hereto may have hereunder in law or in equity, due to a material default in observance or the due and timely performance of any of the covenants and agreements herein contained or for the material breach of any warranty or representation hereunder, unless such observance, performance, warranty or representation is specifically waived in writing by the Party making such claim. In the event that prior to Closing any warranty or representation contained herein is or becomes untrue or breached (other than by reason of any fraudulent misrepresentation or fraudulent breach of warranty or any willful breach of a covenant), and if such breach or misrepresentation is promptly communicated to Buyer by Company, UNB or Shareholders in writing as contemplated by Section 6.9 prior to the Closing and if Company, UNB and/or Shareholders are unable or unwilling to cure such breach within ten (10) days, Buyer shall have the right as contemplated by Section 6.9, at its sole option, to either waive such misrepresentation or breach in writing or to terminate this Agreement, but in either such event, neither Company, UNB nor Shareholders shall be liable to Buyer for any such damages, costs, expenses, or otherwise by reason of such breach or misrepresentation; provided, however, that in the event that a material breach or misrepresentation is communicated to Buyer and not cured, Buyer shall have the right not only to terminate this Agreement but also to be reimbursed by Company for Buyer’s out-of-pocket fees and expenses (not to exceed Two Hundred Fifty Thousand Dollars ($250,000)) incurred by Buyer in connection with the transactions contemplated by this Agreement. Payment shall be due within five (5) days of submission by Buyer to Company of documentation of such expenses. In the event Buyer elects to close the transactions contemplated by this Agreement notwithstanding the written communication of such breach or misrepresentation to Buyer by Company, UNB or Shareholders, Buyer shall be deemed to have waived such breach or misrepresentation in writing.

        11.    CLOSING

            11.1.    Closing Date; Location. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Article 12, and provided that the conditions to the Closing set forth in Article 8 and Article 9 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the Lincoln, Nebraska offices of Cline, Williams, Wright, Johnson & Oldfather, L.L.P., at 10:00 a.m., local time, on the latest to occur of (a) July 1, 2004, (b) the fifth (5th) business day after the satisfaction or waiver of the conditions to the Closing set forth in Article 8 or Article 9 or (c) such other place, date and time as the Parties shall agree. Notwithstanding the foregoing, if the Closing shall not occur in accordance with the preceding sentence because any condition to the Closing set forth in Article 8 or Article 9 is not satisfied or waived on or prior to that date, then Buyer or Shareholders’ Agent may postpone the Closing from time to time to any designated subsequent business day not more than five (5) business days after the original or postponed date on which the Closing was to occur by delivering written notice of such postponement to the other. If the Closing occurs after July 20, 2004 and all of the conditions precedent set forth in Sections 8.1, 8.2, 8.4 (relating to matters within the control of or relating to Buyer), 8.6, 8.7, 8.8, 8.10, 8.11 and 8.12 have been waived or satisfied on or before July 20, 2004, then, at the Closing, Buyer shall pay to Shareholders interest on the portion of the Purchase Price reflected in Section 2.1.(a) hereofat a rate of two and one-half percent (2.5%) per annum calculated on the basis of the number of days from and including July 20, 2004 to and excluding the Closing Date. The actual time and date of the Closing is referred to as the “Closing Date.”

            11.2.    Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Stock Certificates. Stock certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

(b) Compliance Certificate. A certificate signed by an officer of Company reasonably acceptable to Buyer and by Shareholders’ Agent (acting as the agent of all Shareholders), in form and substance reasonably satisfactory to Buyer, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Buyer).

(c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof, in form and substance reasonably satisfactory to Buyer.

(d) Certified Articles of Incorporation. A copy of the charter of Company and UNB, certified by the appropriate Governmental Entity of the jurisdiction of incorporation or organization of Company.

(e) Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of Company and UNB, certified by the Secretary thereof.

(f) Certified Resolutions. A copy of the resolutions of the Board of Directors of Company and each Shareholder that is a corporation, in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Company or such Shareholder, as the case may be, pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary thereof.

(g) Good Standing Certificate. A Certificate of Good Standing for Company, issued by the appropriate Governmental Entity in Nebraska.

(h) Resignations. The resignations of all then current directors of Company and UNB as directors and/or officers (but not as employees), as the case may be, effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer, duly executed by such persons.

(i) Opinion of Counsel. A written opinion of Cline, Williams, Wright, Johnson & Oldfather, L.L.P., dated as of the Closing Date, addressed to Buyer, in the form attached hereto as Exhibit A.

(j) Consents to Assignment. Such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer.

(k) Section 1445 Affidavit. An affidavit signed by each Shareholder, in form and substance reasonably satisfactory to Buyer, to the effect that such Shareholder is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” under Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section, so that Buyer is exempt from withholding any amounts from the Purchase Price payable hereunder.

(l) Minute Books and Stock Records. The original minute books, stock records and similar organizational documents of Company.

(m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

            11.3.    Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Shareholders’ Agent the Purchase Price (other than the Adjustment Amount) as required by Section 2.2; and the following documents, in each case duly executed or otherwise in proper form:

(a) Compliance Certificate. A certificate signed by an officer of Buyer reasonably acceptable to Shareholders’ Agent, in form and substance reasonably satisfactory to Shareholders’ Agent, certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied (except to the extent waived in writing by Shareholders’ Agent).

(b) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Shareholders (or Shareholders’ Agent) pursuant to the terms hereof, in form and substance reasonably satisfactory to Shareholders’ Agent.

(c) Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

(d) Other Documents. All other documents, instruments or writings required to be delivered to any Shareholder at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Shareholders’ Agent may reasonably request.

        12.    TERMINATION

            12.1.    Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, without any further Liability of any Party at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Shareholders’ Agent; or

(b) by either Buyer or Shareholders’ Agent in the event the Closing shall not have occurred on or before September 30, 2004, or such other date as Buyer and Shareholders’ Agent shall agree upon in writing, provided that such date shall be extended for a period not to exceed sixty (60) calendar days to the extent necessary to obtain required approvals of Governmental Entities; or

(c) by either Buyer or Shareholders’ Agent in the event any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of such transactions; or

(d) by Buyer in the event any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or granted any required consent or approval, that has the effect of conditioning the consummation of the transactions contemplated hereby upon the divesture, sale or holding separate of any of Buyer’s or its Affiliates’ (including, for this purpose, Company’s) assets, businesses or properties, the execution of a consent decree or the assumption of any other obligations with respect to the ongoing operations of Buyer and/or its Affiliates (including, for this purpose, Company); or

(e) by Buyer pursuant to the provisions of Section 10.6;

provided, however, that if a Party seeking termination pursuant to Section 12.1(b) is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement (except to the extent waived as contemplated by Section 10.6), then that Party may not terminate this Agreement pursuant to Section 12.1(b).

            12.2.     Termination for Breach.

(a) Termination by Buyer. If (i) there has been a material violation or breach by Company or any Shareholder of any of the representations, warranties, covenants, agreements or other provisions of this Agreement that has not been waived in writing by Buyer, (ii) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied or (iii) Company, Shareholders or Shareholders’ Agent shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Buyer may, upon written notice to Shareholders’ Agent at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2(c).

(b) Termination by Shareholders. If (i) there has been a material violation or breach by Buyer of any of the representations, warranties, covenants, agreements or other provisions of this Agreement that has not been waived in writing by Shareholders’ Agent, (ii) an event has occurred (other than a breach of this Agreement by Company or Shareholders) such that a condition to the obligations of Company and Shareholders cannot be satisfied or (iii) Buyer shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Shareholders’ Agent (acting as the agent of all Shareholders) may, upon written notice to Buyer at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2(c).

(c) Effect of Termination. Termination of this Agreement pursuant to this Section 12.2 shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any Party under common law to redress for any such breach or violation, each Party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other Party for whose benefit such representation, warranty, covenant, agreement or other provision was made from and against all Claims asserted against, resulting to, imposed upon or incurred by the non-breaching Party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the Parties’ payment obligations under Section 7.4 and Section 13.10 shall survive the termination of this Agreement.

        13.    MISCELLANEOUS

            13.1.     Shareholders’ Agent.

(a) Appointment. Shareholders hereby appoint and constitute Greg D. Stine as the “Shareholders’ Agent” hereunder, to exercise the powers on behalf of Shareholders set forth in this Agreement, and Greg D. Stine hereby accepts such appointment. In the event of the death, resignation or inability to act of Greg D. Stine, and upon receipt by Buyer of evidence of the same, Diane Stine shall be the successor Shareholders’ Agent with all powers of his or her predecessor.

(b) Power of Attorney. Each Shareholder, by execution of this Agreement, hereby constitutes and appoints Shareholders’ Agent its, his or her true and lawful attorney in fact, with full power in its, his or her name and on its, his or her behalf:

(i) to act on behalf of such Shareholder according to the terms of this Agreement, including the power to amend this Agreement in accordance with Section 13.7; and to give and receive notices on behalf of such Shareholder; all in the absolute discretion of Shareholders’ Agent; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of Company or any Shareholder or by operation of Law, whether by the merger, dissolution or liquidation of Company, by the death or incapacity of any Shareholder or by the occurrence of any other event. All action taken by Shareholders’ Agent hereunder shall be final and binding upon all Shareholders. Shareholders agree, jointly and severally, to hold Shareholders’ Agent free and harmless from any and all loss, damage or liability that they, or any one of them, may sustain as a result of any action taken in good faith by Shareholders’ Agent hereunder. Each Shareholder (other than the ESOP), by executing this Agreement, agrees with the other Shareholders to assume his, her or its proportionate share of the indemnification obligation pursuant to Sections 7.2(a), 7.2(b) and 10.1, such proportionate share to be based upon the Shareholder’s percentage ownership of the Shares sold hereunder (excluding for purposes of calculating such proportionate share all Shares sold by the ESOP). Each Shareholder (other than the ESOP) agrees that upon demand of any other Shareholder, he, she or it will contribute the Shareholder’s proportionate share of any indemnification obligation to any other Shareholders who has sustained or paid an indemnification obligation in excess of his, her or its proportionate share.

            13.2.    Publicity. Each Party agrees that, from the date hereof through the Closing Date, no public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Company and Shareholders shall provide Buyer access to, and facilitate meetings with, employees of Company for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby.

            13.3.    Assignment. Except to the extent otherwise expressly set forth in this Agreement, including Section 1.2 and Section 7.3, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party or Parties, and any attempted assignment without such consent shall be void and without legal effect.

            13.4.    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including Company and UNB).

            13.5.    Law Governing Agreement; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Nebraska, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party waives any right to trial by jury with respect to any dispute. The Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may only be commenced and prosecuted in its entirety in the federal or state courts located in Lincoln, Nebraska, each party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 13.9 shall be deemed properly served and accepted for all purposes.

            13.6.    Severability. If any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 7.3 and Section 7.4, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

            13.7.    Amendment and Modification. Buyer and Shareholders’ Agent may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by Company and all Shareholders.

            13.8.    Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving or except as otherwise specifically provided in this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            13.9.    Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the applicable Parties at their respective addresses indicated in this Section 13.9 by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i) If to Shareholders or Shareholders’ Agent, to:

Greg D. Stine, Shareholders' Agent P.O. Box 9803 Grand Island, Nebraska 68802 Facsimile: (308) 381-6570

(with a copy to)

Cline, Williams, Wright, Johnson & Oldfather, L.L.P. 1900 U.S. Bank Building 233 South 13th Street Lincoln, Nebraska 68508-2095 Attention: Robert J. Routh Facsimile: (402) 474-5393

(ii) If to Buyer, to:

TierOne Corporation 1235 N Street Lincoln, Nebraska 68493 Attention: Gilbert G. Lundstrom Facsimile: (402) 435-0427

(with a copy to)

Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202-5367 Attention: Benjamin F. Garmer, III Jay O. Rothman Facsimile: (414) 297-4900

(iii) If to Company, to:

United Nebraska Financial Co. P.O. Box 9803 Grand Island, Nebraska 68802-9803 Attention: Greg D. Stine Facsimile: (308) 381-6570

(with a copy to)

Cline, Williams, Wright, Johnson & Oldfather, L.L.P. 1900 U.S. Bank Building 233 South 13th Street Lincoln, Nebraska 68508-2095 Attention: Robert J. Routh Facsimile: (402) 474-5393

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

        13.10.    Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

(a) Expenses to be Paid by Shareholders. Shareholders, jointly and severally, shall pay each of the following (none of which shall constitute a Liability payable by Company or Buyer):

(i) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Shareholders when due, and Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns and other documentation.

(ii) Shareholder’s Professional Fees. All fees and expenses of Shareholders’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b) Company Professional Fees. Company shall pay the fees and expenses of Company’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby up to an amount not to exceed One Million Dollars ($1,000,000) or as set forth in Section 8.9. Shareholders, jointly and severally, shall pay all such fees and expenses of Company to the extent that such fees and expenses exceed One Million Dollars ($1,000,000).

(c) Environmental Audit Expenses. Buyer shall pay all fees and expenses relating to the environmental audits performed pursuant to Section 6.6.

(d) Title Insurance Premiums. Buyer, on one hand, and Company, on the other hand, shall each pay fifty percent (50%) of all premiums for the issuance of the title insurance policies issued pursuant to Section 6.5.

(e) Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

            13.11.    Equitable Relief. Company and Shareholders agree that (a) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by any Shareholder of the provisions of Article 7 will result in irreparable injury to Buyer for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 13.11 shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

            13.12.    Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the Parties with respect to its subject matter (including the Indication of Interest, dated February 18, 2004, among the Parties) and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for in this Agreement.

            13.13.    Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.14.    Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            13.15.    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            13.16.    Expiration of Representations, Warranties and Covenants. All of the representations and warranties of the parties set forth herein or in any attached schedule, certificate, statement or other supporting document made or delivered by such party pursuant to this Agreement all covenants, agreements, undertakings and other obligations of the parties under this Agreement that are to be performed or fulfilled prior to or at the Closing shall expire effective with the Closing, except as specifically provided in Section 10.5.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.

TIERONE CORPORATION	UNITED NEBRASKA FINANCIAL CO.
By: /s/ Gilbert G. Lundstrom	By: /s/ Greg Stine
Name: Gilbert G. Lundstrom	Name: Greg Stine
Title: Chairman & CEO	Title: President
SHAREHOLDERS' AGENT
/s/ Greg D. Stine
Greg D. Stine

SHAREHOLDERS:

/s/ Charles W. Baskins	/s/ J. W. McDermand
Charles W. Baskins	J. W. McDermand
/s/ Ruby M. Baskins	/s/ Alvin J. Moudry, Trustee
Ruby Baskins Rev Living Trust	Alvin J. Moudry, Rev. Trust
/s/ Marjorie W. Buchfinck	/s/ Jean F. Moudry, Trustee
Marjorie W. Buchfinck	Jean F. Moudry, Rev. Trust
/s/ Keith W. Carlson	/s/ Sandra Sieband
Keith W. Carlson	Sandra Sieband
/s/ Linda G. Carlson	/s/ Greg Stine
Linda G. Carlson	Stine Family Partnership
/s/ Jesse R. Deaver	/s/ David L. Christensen, Trustee
Jesse Deaver	United Nebraska Financial Co. Employee Stock
Ownership Plan
/s/ Idonna Deaver	/s/ Dorothy Yanagida
Idonna Deaver	Dorothy Yanagida
/s/ Clarice F. McDermand	/s/ Roy Yanagida
Clarice F. McDermand	Roy Yanagida
/s/ Garnet R. Wright, Trustee
Garnet R. Wright, Rev. Trust